UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2023

SmartKem, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-56181	85-1083654
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Manchester Technology Center, Hexagon Tower

Delaunays Road, Blackley

Manchester, M9 8GQ U.K.

(Address of principal executive offices, including zip code)

011-44-161-721-1514

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03	Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information regarding the Reverse Stock Split (as defined below) contained in Item 5.03 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 25, 2023, SmartKem, Inc. (the “Company”) held its 2023 annual meeting of stockholders (the “Annual Meeting”). At the Annual Meeting, the Company’s stockholders granted the Company’s Board of Directors (the “Board”) the discretion to effect a reverse stock split of the Company’s issued and outstanding common stock, par value $0.0001 per share (“Common Stock”), through an amendment (the “Reverse Stock Split Amendment”) to its Amended and Restated Certificate of Incorporation, as amended to date (the “Charter”), at a ratio of not less than 1-for-30 and not more than 1-for-60, with such ratio to be determined by the Board without further approval or authorization of the Company’s stockholders.

On September 19, 2023, the Board approved a reverse stock split of the Company’s issued and outstanding Common Stock at a ratio of 1-for-35 (the “Reverse Stock Split”). Following the Board approval, the Company filed the Reverse Stock Split Amendment with the Secretary of State of the State of Delaware to effect the Reverse Stock Split. In accordance with the terms of the Reverse Stock Split Amendment (as corrected), the Reverse Stock Split will become effective at 12:01 AM Eastern Time on September 21, 2023 (the “Effective Time”). The Company’s Common Stock will continue to be reported on the OTC under the symbol “SMTK” and will begin trading on a split-adjusted basis when the market opens on September 21, 2023, under a new CUSIP number, 83193D203.

At the Effective Time, every thirty-five shares of the Company’s issued and outstanding Common Stock will be converted automatically into one issued and outstanding share of Common Stock, with no corresponding reduction in the number of authorized shares of Common Stock, and without any change in the par value per share. Stockholders holding shares through a brokerage account will have their shares automatically adjusted to reflect the 1-for-35 Reverse Stock Split. It is not necessary for stockholders holding shares of the Common Stock in certificated form to exchange their existing stock certificates for new stock certificates of the Company in connection with the Reverse Stock Split, although stockholders may do so if they wish.

The Reverse Stock Split will affect all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s equity, except to the extent that the Reverse Stock Split would result in a stockholder owning a fractional share. No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive a fractional share will automatically be entitled to receive an additional fraction of a share of Common Stock to round up to the next whole share. The Reverse Stock Split will reduce the number of shares of Common Stock outstanding from 30,507,773 shares to approximately 871,706 shares. Proportional adjustments will be made to the number of shares of Common Stock issuable upon exercise or conversion of the Company’s outstanding equity awards, convertible preferred stock and warrants, as well as the applicable conversion and exercise prices thereof. The Reverse Stock Split will proportionally reduce the number of shares of Common Stock issuable under the Company’s 2021 Equity Incentive Plan from 26,008,708 shares to 743,106 shares. Stockholders with shares in brokerage accounts should direct any questions concerning the Reverse Stock Split to their broker; all other stockholders may direct questions to the Company’s transfer agent, Vstock Transfer LLC, at 855-9VSTOCK. Each certificate representing shares before the Reverse Stock Split will continue to be valid and will represent the adjusted number of whole shares based on the ratio. No new post-Reverse Stock Split stock certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s).

Item 8.01.	Other Events.

On September 19, 2023, the Company issued a press release announcing the Reverse Stock Split. A copy of the press release is being filed as Exhibit 99.1 hereto.

On September 20, 2023, the Company issued a press release indicating that the Reverse Stock Split would be effective on September 21, 2023, not September 20, 2023 as previously announced. A copy of the press release is being filed as Exhibit 99.2 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, dated September 19, 2023.
3.2	Certificate of Correction to Certificate of Amendment to the Amended and Restated Certificate of Incorporation, dated September 19, 2023
99.1	Press Release, dated September 19, 2023
99.2	Press Release, dated September 20, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTKEM, INC.

Dated: September 20, 2023	By:	/s/ Barbra C. Keck
Barbra C. Keck
Chief Financial Officer